Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 24, 2013	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2013

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2013.

Gaming revenues of $43,736,000 were down 10.7% compared to the third quarter of 2012.  The revenue decline was primarily attributable to increased competition in the region.

Other operating revenues of $6,337,000 were up 7.2% compared to the third quarter of 2012.    The improvement was from increased food and beverage revenue and slightly higher cash room revenue.  Occupancy levels in the Dover Downs Hotel were approximately 93% for the third quarter of 2013.

General and administrative costs of $1,354,000 for the third quarter were down 7.5% compared to last year.

Interest expense increased to $460,000 during the quarter as a result of higher interest rates and fees offsetting lower average outstanding borrowings.

Net earnings were $223,000, or $.01 per diluted share compared with $1,147,000 or $.04 per diluted share for the third quarter of 2012.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “We mentioned last quarter that the State had formed a Lottery & Gaming Study Commission to examine the Delaware gaming industry and to make recommendations to the State legislature regarding the division of gaming revenues among the State, casinos, vendors and horsemen. The State’s casinos have all had an opportunity to make presentations to this new Commission and we hope to have further input into the Commission’s fact gathering and deliberations. The Commission’s recommendations to the State legislature are expected to be made on or before January 31, 2014.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Gaming (1)	$43,736	$49,001	$132,216	$159,806
Other operating (2)	6,337	5,913	18,423	17,547
	50,073	54,914	150,639	177,353
Expenses:
Gaming	41,105	44,508	123,530	141,951
Other operating	4,407	4,111	13,039	12,350
General and administrative	1,354	1,464	4,310	4,528
Depreciation	2,378	2,523	7,411	7,769
	49,244	52,606	148,290	166,598

Operating earnings	829	2,308	2,349	10,755

Interest expense	460	405	1,267	1,417

Earnings before income taxes	369	1,903	1,082	9,338

Income tax expense	146	756	651	4,003

Net earnings	$223	$1,147	$431	$5,335

Net earnings per common share:
- Basic	$0.01	$0.04	$0.01	$0.16
- Diluted	$0.01	$0.04	$0.01	$0.16

Weighted average shares outstanding:
- Basic	31,849	31,745	31,848	31,744
- Diluted	31,849	31,745	31,848	31,744

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash	$14,392	$14,993
Accounts receivable	3,688	4,093
Due from State of Delaware	9,301	9,708
Inventories	2,033	1,921
Prepaid expenses and other	3,890	3,207
Receivable from Dover Motorsports, Inc.	12	—
Income taxes receivable	—	155
Deferred income taxes	1,294	1,284
Total current assets	34,610	35,361

Property and equipment, net	162,632	168,963
Other assets	975	938
Total assets	$198,217	$205,262

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,187	$3,785
Purses due horsemen	9,310	9,833
Accrued liabilities	9,858	10,361
Income taxes payable	262	—
Deferred revenue	337	346
Revolving line of credit	52,500	—
Total current liabilities	75,454	24,325

Revolving line of credit	—	58,500
Liability for pension benefits	6,888	6,983
Deferred income taxes	1,551	1,994
Total liabilities	83,893	91,802

Stockholders’ equity:
Common stock	1,775	1,590
Class A common stock	1,487	1,660
Additional paid-in capital	4,505	4,136
Retained earnings	109,753	109,322
Accumulated other comprehensive loss	(3,196)	(3,248)
Total stockholders’ equity	114,324	113,460
Total liabilities and stockholders’ equity	$198,217	$205,262

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012

Operating activities:
Net earnings	$431	$5,335
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,411	7,769
Amortization of credit facility origination fees	140	74
Stock-based compensation	525	600
Deferred income taxes	(333)	(126)
Gain from insurance settlement	(22)	—
Changes in assets and liabilities:
Accounts receivable	405	849
Due from State of Delaware	407	(1,694)
Inventories	(112)	(224)
Prepaid expenses and other	(799)	(917)
Receivable from/payable to Dover Motorsports, Inc.	(12)	(11)
Income taxes receivable/payable	262	(327)
Accounts payable	(424)	(1,499)
Purses due horsemen	(523)	2,136
Accrued liabilities	(503)	(1,783)
Deferred revenue	(9)	77
Other liabilities	(20)	(375)
Net cash provided by operating activities	6,824	9,884

Investing activities:
Capital expenditures	(1,283)	(2,158)
Insurance proceeds	74	—
Purchase of available-for-sale securities	(27)	—
Proceeds from sale of available-for-sale securities	25	—
Net cash used in investing activities	(1,211)	(2,158)

Financing activities:
Borrowings from revolving line of credit	56,140	12,910
Repayments of revolving line of credit	(62,140)	(20,410)
Dividends paid	—	(2,925)
Repurchase of common stock	(144)	(107)
Credit facility fees	(70)	—
Net cash used in financing activities	(6,214)	(10,532)

Net decrease in cash	(601)	(2,806)
Cash, beginning of period	14,993	18,634
Cash, end of period	$14,392	$15,828